ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   Exhibit 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

QUARTERS ENDED MARCH 31                                      2001           2000
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BASIC EARNINGS PER SHARE:

Net Income .......................................   $    671,000   $  1,210,000
                                                     ============   ============

Weighted Average Shares Outstanding ..............      3,856,539      3,801,969
                                                     ============   ============

Basic Earnings Per Share .........................          $ .17          $ .32
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DILUTED EARNINGS PER SHARE:

Net Income .......................................   $    671,000   $  1,210,000
                                                     ============   ============

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding ............      3,856,539      3,801,969
  Dilutive shares ................................        195,154        193,087
                                                     ------------   ------------
                                                        4,051,693      3,995,056
                                                     ============   ============

Diluted Earnings Per Share .......................          $ .17          $ .30
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